EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 31, 2002, by and among SHURflo Pump Manufacturing Co., a California corporation (“Buyer”), and The Coast Distribution System, Inc., a Delaware corporation (“Company”).

RECITALS

A.    Company is the owner of certain assets (the “Polar Aire Assets”) which are used in the manufacture and marketing of a line of ventilation products, more fully described on Exhibit A hereto (the “Polar Aire Products”).

B.    Buyer desires to purchase from Company and Company desires to sell to Buyer the Polar Aire Assets which are described with particularity in Section 1.1 below.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, Agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	PURCHASE AND SALE OF ASSETS

1.1	Assets to be Transferred.

Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase from the Company and accept all of the Company’s right, title and interest in and to the Polar Aire Assets, which are comprised of the following specifically described assets, properties and rights of the Company:

1.1(a)    Personal Property.  The machinery, equipment, tools, jigs, patterns, tooling, dyes, supplies and spare parts owned by Company and used in the manufacture of Polar Aire Products, a list of which is set forth on Exhibit B hereto (the “Fixed Assets”).

1.1(b)    Inventory.  The inventories of Polar Aire finished goods and components listed on Exhibit C hereto, together with any related packaging materials (collectively the “Polar Aire Inventory”).

1.1(c)    Trade Rights.  All the Company’s interest in: (i) the trademark rights in the name “Polar Aire” and (ii) all Company registrations of any of the foregoing, all applications therefor, and all goodwill associated with any of the foregoing (the “Trade Rights”), but excluding any and all claims for infringement or breach thereof by others that occurred or may occur at any time prior to the Closing Date.

1.1(d)    [Intentionally Omitted]

1.1(e)    Literature.  All sales literature, promotional literature, catalogs and similar materials of Company relating exclusively to the Polar Aire Products.

1.1(f)    Records and Files.  All vendor lists, blueprints, specifications, designs and drawings and other records or files belonging to the Company that are needed by Buyer for the manufacture or sale, after the Closing, of the Polar Aire Products, including a list of the Company’s OEM customers for the Polar Aire Products, but excluding the identities of other customers that purchase such

Products from Company. For purposes of this Agreement the terms “OEMs” and “OEM customers” means manufacturers of RVs that purchase Polar Aire Products for installation in RVs at the time of their manufacture.

1.1(g)    Polar Aire Brand Name.  All right, title and interest of Company in and to use the term “Polar Aire” in the manufacture, marketing, advertising and sale of the Polar Aire Products.

1.2	Excluded Assets.

The provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, but Company shall retain ownership of, and Buyer will not purchase or accept, any real property or accounts or other receivables, or any assets of the Company not specifically identified in Section 1.1 above (collectively the “Excluded Assets”).

2.	NON-ASSUMPTION OF LIABILITIES

2.1    Non-Assumption of Company Liabilities.  Except as otherwise provided in Sections 2.2, 3.3 and 6.4 below, Buyer shall not assume and is not agreeing to perform or discharge, any debts, obligations or liabilities of any kind or nature whatsoever, whether fixed or contingent, secured or unsecured, known or unknown, or suspected or unsuspected of the Company (collectively “Liabilities”), including those arising out of the manufacture for the Company or the sale by the Company of any of the Polar Aire Products prior to the Closing Date or the use of any of the Polar Aire Assets by the Company prior to the Closing Date. Without limiting the generality of the foregoing, Buyer shall have no liability for and Company shall perform or discharge without cost or liability to Buyer the following Liabilities:

2.1(a)    [Intentionally Omitted]

2.1(b)    Income and Franchise Taxes.  Any Liability of Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

2.1(c)    Product Liability or Product Warranty.  Product warranty obligations relating to, and any and all liabilities arising out of any injury to person or property, from any Polar Aire Products sold by the Company prior to the Closing, whether based on tort, breach of warranty or other causes of action or principles of law; provided, however, that the parties acknowledge and agree that the Company may sell Polar Aire Products that it purchases from Buyer and that any and all Liabilities of the type described in this Section 2.1(c) arising out of the sale or use of those Polar Aire Products that are manufactured after the Closing shall be a Liability and the responsibility of Buyer and not the Company.

2.1(d)    Litigation Matters.  Any liabilities, judgments, settlements, assessments or penalties and any and all costs, including attorneys fees, incurred by the Company in or as a result of any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative (“Company Litigation”), including those arising out of the manufacture for the Company or the sale by the Company of Polar Aire Products prior to the Closing, whether or not disclosed in Schedule 4.8 hereto.

2.1(e)    Infringements.  Any liability incurred to a third party for infringement of such third party’s Trade Rights by the Company, including those arising out of the manufacture, marketing or sale of any of the Polar Aire Products by the Company prior to the Closing.

2.1(f)    [Intentionally Omitted]

2.1(g)    Violation of Laws or Orders.  Liabilities of Company for any violation by it of or failure by it to comply with any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), including those relating in any way to the Company’s manufacture, marketing or sale of Polar Aire Products prior to the Closing.

2.2    Post Closing Liabilities.  Buyer, and not the Company, shall be responsible for and shall pay, perform and discharge without liability or cost to Company: (i) any sales, use or other transfer taxes applicable to, imposed upon or arising out of the sale or transfer of the Polar Air Assets to Buyer and the other transactions contemplated by this Agreement, at a rate not to exceed seven and three quarters percent (7.75%) applied to the fair market value of the Polar Aire Assets being sold to Buyer for which no sales tax exemption is applicable, and (ii) any and all Liabilities, including Liabilities of the type described in Section 2.1 above, that arise out of the manufacture or sale of Polar Aire Products or the use of the Polar Aire Assets after the Closing (“Buyer Post-Closing Liabilities”). Buyer Post-Closing Liabilities shall include claims or litigation that may be or are asserted or brought against or that may be or are incurred by the Company with respect to Polar Aire Products manufactured after the Closing, but Buyer Post-Closing Liabilities shall not include any liability, including product warranty and product manufacturing liabilities arising out of the manufacture of the portion of the Polar Aire Inventory consisting of finished goods sold by Company to Buyer pursuant to this Agreement, which is identified on Exhibit C as the “Retail Inventory”.

3.	PURCHASE PRICE – PAYMENT

3.1	Purchase Price.

The purchase price (the “Purchase Price”) that Buyer shall Pay to Company for the Purchased Assets shall be One Million Two Hundred Sixty Thousand ($1,260,000).

3.2	Payment of Purchase Price.

The Purchase Price shall be paid by Buyer to Company by wire transfer of immediately available funds to an account designated by Company.

3.3	Prorations.

The following prorations relating to the Purchased Assets will be made as of the Closing Date, with Company liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid on the Closing Date:

3.3(a)    Personal property taxes, if any, on or with respect to the Polar Aire Assets.

If the actual expense of any of the above items is not known on the Closing Date, the proration shall be made based on the prior year’s expense. Company agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

3.4	Allocation of Purchase Price.

The aggregate Purchase Price shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.4. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. Additionally, the parties will comply with, and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder.

4.	REPRESENTATIONS AND WARRANTIES OF COMPANY

Company makes the following representations and warranties to Buyer, as the same may have been modified by the Exhibits or Schedules delivered on the date hereof by Company to Buyer pursuant hereto. Each of such representations and warranties is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Schedules delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein for the respective applicable Survival Periods specified in Section 7.5 below.

4.1	Corporate.

4.1(a)    Organization.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1(b)    Corporate Power.  Company has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.2	Authority.

The Company’s execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and its consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize the Company’s execution and delivery of this Agreement, or any other documents and instruments to be executed and delivered by Company pursuant hereto, or the Company’s consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, any other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding Agreements of Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (b) general principles of equity relating to the availability of equitable remedies (regardless of whether such Agreements are sought to be enforced in a proceeding at law or in equity).

4.3	No Violation.

Neither the Company’s execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable law or order applicable to the Company, (b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity having jurisdiction over the Company (including, without limitation, under any “plant-Closing” or similar law), or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.10(a)) upon any of the Polar Aire Assets under, any term or provision of the Certificate of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

4.4	[Intentionally omitted]

4.5	Inventory.

The Polar Aire Inventory consists of a quality and quantity usable or saleable in the ordinary course of manufacturing, selling and servicing Polar Aire Products. Except as set forth in Schedule 4.5, all of the Polar Aire Inventory is located on premises owned or leased by Company as reflected in this Agreement. The Polar Aire Inventory is all of the inventory of Polar Aire parts and finished goods (wherever located), except for (i) a supply of finished goods to meet the Company’s requirements for after-market sales of Polar Aire Products for a period of approximately 30 days, the book value of which is approximately $19,675, and (ii) a supply of Polar Aire parts and finished goods needed by Coast to perform warranty repairs and provide warranty replacements in respect of Polar Aire Products manufactured by the Company prior to the Closing Date, the book value of which is approximately $12,840.

4.6	Absence of Certain Changes.

Except as and to the extent set forth in Schedule 4.6, since September 1, 2002, there has not been:

4.6(a)    No Material Decline in Orders or Sales.  A decline in purchase orders for or sales of Polar Aire Products of more than 5% as compared to the prior four months (other than seasonal changes consistent with past experience);

4.6(b)    No Damage.  Any loss, damage or destruction, whether covered by insurance or not, to any of the Polar Aire Assets;

4.6(c)    No Liens.  Except as set forth in Schedule 4.10(a), any Lien made on any of the Polar Aire Assets;

4.6(d)    No Changes in Credit Terms.  Any grant of credit to any OEM customer in connection with its purchase of Polar Aire Products from the Company on terms or in amounts materially more favorable than those which have been extended to such customer in the past, any other material change in the terms of any credit heretofore extended to any such customer, or any other material change of Company’s policies or practices with respect to the granting of credit in connection with sales of Polar Aire Products by the Company to OEM customers;

4.6(e)    No Unusual Events.  Any other event or condition not in the ordinary course of business of Company materially affecting the manufacture of Polar Aire Products for, or sales of Polar Aire Products by, the Company, the amount of which exceeded $50,000.

4.7	Absence of Undisclosed Liabilities.

Except as and to the extent specifically disclosed on Schedule 4.7 and except for commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice, (i) Company does not have any liabilities which have had or which are reasonably expected to have a material adverse effect on the Polar Aire Assets or the transactions contemplated hereby and (ii) Company has no knowledge of any basis for the assertion against Company of any liabilities in connection with the manufacture for the Company or its sale, prior to the Closing, of Polar Aire Products that would have such an effect.

4.8	No Litigation.

Except as set forth in Schedule 4.8 there is no Litigation pending, or to the Company’s knowledge threatened, against Company in connection with the manufacture or sale of the Polar Aire Products or in connection with the Polar Aire Assets, nor does Company know of any basis for any such Litigation. Company is not subject to any Order in connection with the Polar Aire Assets or its manufacture or sales of Polar Aire Products.

4.9	Compliance With Laws and Orders.

Except as set forth in Schedule 4.9, Company is in compliance with all Laws and Orders in connection with the Polar Aire Assets or its manufacture or sales of Polar Aire Products, including, without limitation, trade practices, competition and pricing, product warranties, product advertising and environmental laws, except for any instances of non-compliance which do not and will not have an adverse effect on the ability of Company or Buyer to manufacture or market or sell the Polar Aire Products. Except as set forth in Schedule 4.9, Company has not received notice of any violation or alleged violation of, any Laws or Orders in connection with the manufacture or sale of Polar Aire Products.

4.10	Title to and Condition of Properties.

4.10(a)    Marketable Title.  Company has good and marketable title to all the Polar Aire Assets, free and clear of all liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, (collectively, “Liens”) except those described in Schedule 4.10(a). At Closing, Buyer will receive from Company good and marketable title to all the Polar Aire Assets, free and clear of all Liens of any nature whatsoever except for liens for personal property taxes not yet due and payable.

4.10(b)    Condition.  Except as otherwise disclosed on Exhibit B hereto, all of the Fixed Assets are in good operating condition and repair.

4.11	Insurance.

Set forth in Schedule 4.11 is a complete and accurate list of all policies of product liability insurance presently in effect covering the Polar Aire Products sold by the Company. All such policies are valid, outstanding and enforceable policies. No notice of cancellation or termination of such policies as they relate to the Polar Aire Products has been received, and Company has no knowledge of any act or omission of Company which is reasonably expected to result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to product liability coverage of the Polar Aire Products nor has such coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has in connection with any Polar Aire products under each policy of insurance. Since June 1, 1998 all such products liability policies have been “occurrence” policies and not “claims made” policies. There is no claim in connection with any Polar Aire Products by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Company does not know of any basis for denial of any claim in connection with the Polar Aire Products under any such policy.

4.12	No Default.

Company is not in default under any contract, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder and thereby result in the creation of any Lien on any of the Polar Aire Assets.

4.13	Trade Rights.

Schedule 4.13 lists the Trade Rights used by the Company in connection with marketing or sale of the Polar Aire Products, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. Those of such Trade Rights shown as registered in Schedule 4.13 have been properly registered and any annuity, maintenance, renewal and other fees relating to such registrations are current. The Company’s use of the Trade Rights listed on Schedule 4.13 is not infringing and has not infringed any Trade Rights of another, nor to the Company’s knowledge is any other person infringing such Trade Rights. Company has not granted any license or made any assignment of any of such Trade Rights listed on Schedule 4.13, and no other person has any right to use any such Trade Rights. Company does not pay any royalties or other consideration in connection with or for the right to use any such Trade Rights. Except as otherwise set forth in Schedule 4.8, there is no litigation pending, or to the Company’s knowledge that is threatened, challenging the Company’s right, title and interest with respect to its continued use and right to preclude others from using the Trade Rights listed on Schedule 4.13.

4.14	Major Customers and Suppliers.

4.14(a)    Major Customers.  Schedule 4.14(a) contains a list of the 10 largest of the Company’s OEM customers for the Polar Aire Products for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Company has no has no knowledge that any of the OEM customers listed on Schedule 4.14(a) intend to discontinue, or materially reduce the dollar amount of, their purchases of Polar Aire Products from the Company and has not been notified by any such customers that they will not do business with Buyer.

4.14(b)    Major Suppliers.  Schedule 4.14(b) contains a list of the 10 largest suppliers to Company of Polar Aire Products for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Company has no knowledge that any of the suppliers listed on Schedule 4.14(b) do not intend to continue supplying the Company with substantially the same quantity and quality of goods at competitive prices and none of those suppliers has notified the Company that it will not do business with Buyer.

4.15	Product Warranty and Product Liability.

Schedule 4.15 contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of the Polar Aire Products and, except as stated therein, the Company has no warranties, commitments or obligations with respect to the return, repair or replacement of Polar Aire Products. Schedule 4.15 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers of the Polar Aire Products for the period from March 2002 to December 2002. Schedule 4.15 contains a description of all product liability claims and similar litigation in connection with the Polar Aire Products, which are presently pending or which to Company’s knowledge are threatened, or which have been asserted or commenced against Company since it commenced the sale of such Products. There are no defects in the design of the Polar Aire Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Polar Aire Products has been the subject of any general or wide-spread replacement, field fix campaign or any retrofit or recall campaign and, to Company’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Polar Aire Products have been designed and are manufactured so as to meet and comply with all governmental standards and specifications currently in effect that are applicable to such Products, and have received all U.S. and Canadian governmental standards and specifications currently in effect that are applicable to those Products, and have received all U.S. and Canadian governmental approvals necessary to allow their sale and use in the United States and Canada.

4.16	No Brokers or Finders.

Neither Company nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation of this Agreement.

4.17	Disclosure.

No representation or warranty by Company in this Agreement, as modified by the Exhibits or Schedules hereto, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Company, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein for the respective applicable Survival Periods specified in Section 7.5 hereof.

5.1	Corporate.

5.1(a)    Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.1(b)    Corporate Power.  Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

5.2	Authority.

The Buyer’s execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of

Buyer. No other or further corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding Agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.3	No Violation.

Neither Buyer’s execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor its consummation of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order known by Buyer to be applicable to it, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity having jurisdiction over Buyer, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.10(a)) upon any of the material assets of Buyer under, any term or provision of the Articles of Incorporation or By-laws of Buyer or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, except for any such violations, defaults or accelerations or other consequences that would not have a material adverse effect on the Buyer (considered on a consolidated basis with all of its subsidiaries).

5.4	Litigation.

There is no action, suit, arbitration proceeding, charge, complaint, allegation, investigation, inquiry or other process or claim, before any court or governmental or administrative body or agency or other entity, which either is pending against Buyer or which, to the knowledge of Buyer, is threatened against it, that could reasonably be expected to interfere, in any material respect, with or delay the consummation by Buyer of the transactions contemplated hereby.

5.5	No Brokers or Finders.

Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation of this Agreement.

5.6	Disclosure.

No representation or warranty by Buyer in this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.

6.	OTHER MATTERS

6.1	Noncompetition.

6.1(a)    Subject to the Closing and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the designing and manufacturing of Polar Aire Products, Company hereby covenants and agrees that, except as otherwise set forth in Paragraph 6.1(b) below, for a period of fifteen (15) years from the Closing date, it will not, directly or indirectly:

(i)    engage in, continue in or carry on any business which designs, manufactures or otherwise produces any products that are Competing Products (as defined in Section 6.1(b) below) that are installed on RVs, boats or other vehicles or devices used for recreation or travel, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which engages in the design, manufacture or production of any such Competing Products;

(ii)    consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the design or manufacture of Polar Aire Products, including, but not limited to, loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii)    engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States.

6.1(b)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer acknowledges and agrees as follows: (i) Company’s primary business is the sale for resale of parts, supplies and accessories for RVs, boats and other vehicles or devices used for recreation or travel and the Company currently markets and sells Competing Products (as hereinafter defined), for resale, to customers; (ii) Company shall be entitled to market and sell Polar Aire Products and Competing Products, other than for installation on RVs at the time of their manufacture (“OEM Sales”), and in connection therewith Company shall be entitled to advertise or otherwise endorse Competing Products and solicit customers to purchase Competing Products and assist any manufacturer or supplier of any such Competing Products in connection with sales or marketing campaigns and strategies (other than in connection with OEM Sales); and (iii) the Company may own, directly or indirectly, securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation; and (iv) none of the activities described in this Paragraph 6.1(b) by or on the part of the Company, whether now or at any time in the future, shall constitute a breach or violation of this Section 6.1. For purposes of this Section 6.1 the term “Competing Products” shall mean powered ventilation fans and powered ventilation fan systems that are installed on RVs, boats or other vehicles or devices used for recreation or travel, including units that are turned on manually, units with thermostats and units with rain sensors, and components for powered ventilation fans and powered ventilation fan systems that are manufactured by Buyer, provided, however, that “Competing Products” shall not include air conditioning and refrigeration and coolant based systems that provide a source of ventilation whether or not such systems include a powered fan.

6.1(c)    The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or substantially all of the Polar Aire Assets or the business of designing or manufacturing Polar Aire Products being acquired by Buyer hereunder, subject to the exceptions set forth in Paragraph 6.1(b) above.

6.1(d)    In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

6.2	Confidential Polar Aire Information.

6.2(a)    Subject to the exceptions set forth hereinafter in this Paragraph 6.2(a) and those set forth in Paragraph 6.2(b), Company shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media containing, any confidential information that relates solely to the Polar Aire Assets (the “Confidential Polar Aire Information”), all such Confidential Polar Aire Information being deemed to be transferred to the Buyer hereunder. For purposes hereof, the term “Confidential Polar Aire Information” shall mean and include, without limitation, all confidential Trade Rights of the Company with respect to the design or manufacture of the Polar Aire Products, and all OEM customer lists and all lists relating to the suppliers of Polar Aire Products to the Company and information related thereto; provided, however, that the Confidential Polar Aire Information shall not include any of the following (i) lists or identities of non-OEM customers of the Company, (ii) information that, on the date hereof, is of public knowledge, (iii) information that hereafter becomes of public knowledge through no fault, action or inaction of the Company, (iv) any information relating to the marketing or sale of Polar Aire Products by the Company to customers other than OEMs, and (v) any information which is not included in the description of Polar Aire Assets contained in Section 1.1 above. If at any time after Closing Company should discover that it is in possession of any records containing any Confidential Polar Aire Information of Buyer, then the Company shall, at its option, either turn such Information over to Buyer or certify in writing to Buyer that it has destroyed such records or the portion thereof containing any such Confidential Polar Air Information. Company agrees that it will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

6.2(b)    Notwithstanding the foregoing provisions of this Section 6.2 or any other provisions of this Agreement to the contrary, if the Company is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any Polar Aire Information (as hereinabove defined), the Company shall provide Buyer with prompt notice of any such request or requirement and shall provide, at Buyer’s expense, such reasonable cooperation as Buyer may request so that it may seek a protective order or other appropriate remedy with respect to the Information being so requested or required to be disclosed. If, notwithstanding any such efforts by Buyer, the Company is nonetheless required to disclose the Information so requested or required to be disclosed, the Company may, without breaching this Agreement and without liability hereunder, disclose the Information so requested or required to be disclosed.

6.3	Use of Polar Aire Name.

Following the Closing, Company shall not, without the prior written consent of Buyer, make any use of the name “Polar Aire” name or any other name confusingly similar thereto, except in connection with the marketing and with sales (other than OEM Sales) of Polar Aire Products in the ordinary course of Company’s business.

6.4	Sales Tax Matters.

Buyer shall, without liability or cost to the Company, as and when they come due, pay any and all sales, use or other transfer taxes applicable to, imposed upon or arising out of the sale or transfer of the Polar Air Assets to Buyer and the other transactions contemplated by this Agreement at a rate of not to exceed seven and three quarters percent applied to the fair market value of the Polar Aire Assets being sold to Buyer for which no sales tax exemption is applicable. At the Closing Buyer shall also provide to Company its resale certificate number and other information required to evidence an exemption from sales taxes applicable to the sale of the Polar Aire Inventory hereunder.

7.	INDEMNIFICATION

7.1	By Company.

Subject to the terms, conditions and limitations contained below in this Article 7, Company hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”), from and against all Claims (as hereinafter defined) and all Indemnifiable Damages (as hereinafter defined), asserted against, resulting to, imposed upon or incurred by Buyer, Buyer’s Affiliates or the Polar Aire Assets sold and transferred to Buyer pursuant to this Agreement, by reason of, arising out of or resulting from:

7.1(a)    the inaccuracy or breach of any representation or warranty of Company contained in this Agreement (regardless of whether such breach is deemed “material”);

7.1(b)    the breach of any covenant of Company contained in this Agreement (regardless of whether such breach is deemed “material”);

7.1(c)    the retention, employment or use by Company or any of its directors, officers, employees or agents of any broker or finder in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

7.1(d)    the failure of the Company to satisfy or discharge any Liability of the Company not specifically assumed or agreed to be paid by Buyer pursuant to this Agreement.

As used in this Article 7, the term (a) “Claim” shall include all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (b) the term “Indemnifiable Damages” shall include (i) all liabilities; (ii) out-of-pocket losses, damages (excluding consequential damages), (iii) judgments, awards, penalties and settlements of Claims and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and the reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending against any Claims or of enforcing this Agreement to which a party is entitled to be indemnified pursuant to this Article 7.

7.2	By Buyer.

Subject to the terms, conditions and limitations contained below in this Article 7, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlled and controlling persons (“Company Affiliates”) from and against all Claims and all Indemnifiable Damages asserted against, resulting to, imposed upon or incurred by the Company or any Company Affiliates by reason of or resulting from:

7.2(a)    the inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”);

7.2(b)    the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”);

7.2(c)    the retention, employment or use by Buyer or any of its directors, officers, employees or agents of any broker or finder in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

7.2(d)    any liabilities or obligations arising out of or in connection with the use after the Closing of any of the Polar Aire Assets or the manufacture or sale by Buyer after the Closing of any Polar Aire Products (“Post Closing Liabilities”), which shall include, without limitation, product warranty and repair and product liability claims arising out of the sale or use of any Polar Aire Products manufactured after the Closing.

7.3	Indemnification of Third-Party Claims.

The following provisions shall apply to any claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity against a party for or against which a party hereto or any of its Affiliates is entitled to be indemnified pursuant to this Agreement:

7.3(a)    Notice and Defense.  The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The failure of an Indemnified Party to give such notice to the Indemnifying Party shall not affect the Indemnifying Party’s duty or obligations under this Article 7, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim and the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for or otherwise pay any costs or expenses that the Indemnified Party may incur in the defense of such third party action or proceeding, including, without limitation, the fees or disbursement of the Indemnified Party’s attorneys. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party or its representatives, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

7.3(b)    Failure to Defend.  If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settle such Claim as it relates to the liability of the Indemnified Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement thereof.

7.3(c)    Indemnified Party’s Rights.  Anything in this Article 7 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim (but only after first notifying the Indemnifying Party in writing of its intention to do so), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

7.4	Indemnification for Product Warranty Claims.

7.4(a)    Indemnification for Warranty Claims Relating to Products Sold Prior to Closing.  Company shall indemnify Buyer from any Claim relating to product warranty or product liability for any Polar Aire Products manufactured prior to the Closing.

7.4(b)    Indemnification for Warranty Claims Relating to Products Sold After Closing.  Buyer shall indemnify Company from any Claim relating to product warranty or product liability for any Polar Aire Products manufactured after the Closing.

7.5	Limitations on Indemnification.

7.5(a)    Time Limitation.  Except as otherwise specifically provided elsewhere in this Article 7, no claim for indemnification under this Article 7 (an “Indemnification Claim”) may be brought or asserted after, and all rights to be indemnified under this Article 7 for any Claim or Indemnifiable Damages shall terminate two (2) years after the Closing Date. Such two (2) year period shall be referred to herein as a “Survival Period” and the second anniversary of the Closing Date shall, in the case of that two (2) year Survival Period, be the “Survival Termination Date”. Notwithstanding the foregoing, however, or any other provision of this Agreement to the contrary:

(i)    Any Indemnification Claim arising out of a breach of any of the representations or warranties of the Company contained in Sections 4.2 or 4.10(a), or a breach of the representations or warranties of Buyer contained in Sections 5.2, may be brought or asserted at any time prior to, but not after, the lapse of ten (10) years following the Closing, which ten (10) year time period shall be the Survival Period applicable to such Indemnification Claims.

(ii)    No time limit shall apply to the assertion by Buyer of any Indemnification Claims against or the right of Buyer to recover Indemnifiable Damages from the Company under any of Sections .7.1(b), 7.1(c) or 7.1(d) or Section 7.4(a) or to the assertion by Company of any Indemnification Claims against or the right to recover Indemnifiable Damages from Buyer under Section 7.2(b), (c) or 7.2(d) or Section 7.4(b) and the Survival Periods with respect thereto shall not expire.

(iii)    If an Indemnification Claim is made by a party or any of its Affiliates prior to the termination of the Survival Period applicable to such Indemnification Claim as specified hereinabove in this Section 7.5, a demand for arbitration thereof in accordance with Article 9 hereof shall be preserved despite the fact that the arbitration is not commenced or concluded prior to the expiration of such Survival Period.

(iv)    If any act, omission, disclosure or failure to disclose shall form the basis for more than one Indemnification Claim under this Article 7, and such Claims have different Survival Periods hereunder, the termination of the Survival Period of one such Claim shall not affect a party’s right to make an Indemnification Claim with respect to which the applicable Survival Period has not yet expired.

7.5(b)    Amount Limitation.

(i)    Limitation on Amount of Company Liability.  Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, other than as set forth in the proviso to this Subparagraph 7.5(b)(i) below, the Company shall not have any obligation to indemnify Buyer or its Affiliates unless and until the aggregate dollar amount of the Indemnifiable Damages incurred by Buyer or its Affiliates, or which Buyer or its Affiliates may sustain as a result of a Claim or Claims for which Buyer and/or its Affiliates are entitled to be indemnified hereunder, totals $50,000 (the “Company Deductible”), after which the Company shall be liable for any and all Indemnifiable Damages incurred by Buyer and/or its Affiliates (calculated without duplication) in excess of the Company Deductible up to a maximum aggregate dollar amount equal to but not to exceed fifty percent (50%) of the Purchase Price (the “Company Indemnification Ceiling”); provided, however, that (A) the Company Indemnification Ceiling shall be an amount equal to one hundred percent (100%) of the Purchase Price, less the total of all amounts theretofore recovered from Company under this Article 7, for Indemnifiable Claims made within the applicable Survival Period with respect to breaches of the representations and warranties of the Company relating to the Company’s compliance with environmental laws (contained in Section 4.9 above), breaches of the Company’s representations and warranties of the Company contained in Section 4.15 above and (B) that there shall be no Company Deductible and no Company Indemnification Ceiling applicable to Indemnification Claims made by a failure by Buyer against the Company under any of Sections 2.1, 6.1, 6.2, 6.3, 7.1(b), 7.1(c), 7.1(d) or 7.4(a) above.

(ii)    Limitation of Amount of Buyer Liability.  Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, other than as set forth in the proviso to this Subparagraph 7.5(b)(ii) below, Buyer shall not have any obligation to indemnify Company or its Affiliates unless and until the aggregate dollar amount of the Indemnifiable Damages incurred by Company or its Affiliates, or which Company or its Affiliates sustain as a result of a Claim or Claims for which the Company and/or its Affiliates are entitled to be indemnified hereunder, totals $50,000 (the “Buyer Deductible”), after which the Buyer shall be liable for any and all Indemnifiable Damages incurred by the Company and/or its Affiliates (calculated without duplication) in excess of the Buyer Deductible up to a maximum aggregate dollar amount equal to but not to exceed fifty percent (50%) of the Purchase Price (the “Buyer Indemnification Ceiling”); provided, however, that there shall be no Buyer Deductible and no Buyer Indemnification Ceiling applicable to a failure by Buyer to pay any Post-Closing Liabilities (as defined in Section 2.2 above) or any Indemnification Claims of the Company against Buyer under any of Sections 6.4, 7.2( b), 7.2(c), 7.2(d) or 7.4(b).

7.6	Exclusive Remedy.

Except with respect to intentional and knowing misrepresentations, the respective rights and remedies of each party and their respective Affiliates, contained in this Article 7 shall constitute their sole and exclusive rights and remedies with respect to the recovery of Indemnifiable Damages from the other party hereto with respect to the matters set forth in Sections 7.1 and Section 7.2 hereof.

8.	CLOSING

The Closing of this transaction (“the Closing”) shall occur at 10:00 a.m. on December 31, 2002, or on such earlier date as the parties may agree. Such date is referred to in this Agreement as the “Closing Date”.

8.1	Documents to be Delivered by Company.

At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

8.1(a)    Bill of Sale.  A bill of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the reasonable opinion of Buyer and its counsel to transfer, assign and convey ownership of the Polar Aire Assets to Buyer as contemplated hereby.

8.1(b)    Certified Resolutions.  A certified copy of the resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement by the Company.

8.1(c)    Good Standing Certificates.  Certificates of good standing for the Company issued by the Delaware Secretary of State and the California Secretary of State as of a date within 5 business days of the Closing Date.

8.1(d)    [Intentionally omitted].

8.1(e)    Incumbency Certificate.  An incumbency certificate relating to each person executing any document executed and delivered on behalf of Company to Buyer pursuant to the terms hereof.

8.1(f)    Other Documents.  All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

8.2	Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

8.2(a)    Purchase Price.  To Company, the Purchase Price by wire transfer of same day funds to the account designated by Company.

8.2(b)    Certified Resolutions.  A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer.

8.2(c)    Incumbency Certificate.  An incumbency certificate relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

8.2(d)    Good Standing Certificate.  A certificate of good standing for the Buyer issued by the California Secretary of State as of a date within 5 business days of the Closing Date.

8.2(e)    Other Documents.  All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

8.3    Inventory Delivery.  The Polar Aire Inventory, other than the retail inventory (as listed on Exhibit C hereto) shall be ready for pick up by Buyer at Company’s warehouse in Wilsonville, Oregon on

January 6, 2003 and the retail inventory will be shipped to Buyer at its Santa Ana, California facility, at the sole cost and expense of Buyer (inclusive of freight and insurance costs), during the week of January 6, 2003 or at such other time as the parties may agree hereafter.

9.	RESOLUTION OF DISPUTES

9.1	Arbitration.

After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any contract or Agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in San Francisco, California, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 9. This Article 9 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

9.1(a)    Either party may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 10.5 below. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Article 9.

9.1(b)    No party shall be required to submit to arbitration hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the parties hereto. Without limiting the generality of the foregoing, no claim under Article 7 for the indemnification of a third-party claim shall be subject to arbitration under this Article 9 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 9 of the resolution of such claim.

9.2	Arbitrators.

The panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

9.3	Procedures; No Appeal.

The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

9.4	Authority.

The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

9.5	Entry of Judgment.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company and Buyer hereby submit to the in personam jurisdiction of the federal and state courts in California, for the purpose of confirming any such award and entering judgment thereon.

9.6	Confidentiality.

All proceedings under this Article 9, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators, subject to the same exceptions as are set forth in Section 6.2(b) above.

9.7	Continued Performance.

The fact that the dispute resolution procedures specified in this Article 9 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

10.	MISCELLANEOUS

10.1	Further Assurance.

From time to time, at a party’s request and without further consideration, the other party will execute and deliver to the requesting party such documents, instruments and consents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby and to discharge the covenants of the other party, including to vest in Buyer good, valid and marketable title to the Polar Aire Assets being transferred hereunder, but in no event shall any party, in response to any such request, be required to execute or deliver any documents, instruments or consents or take any action that would increase its obligations or diminish its rights under this Agreement or any other instrument or agreement entered into pursuant to the terms hereof.

10.2	[Intentionally omitted]

10.3	Disclosures and Announcements.

Both the timing and the content of all disclosures to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects; provided, however, that a party may proceed with any such disclosure notwithstanding the failure of the other party to give its approval thereto, if the party proposing to make such disclosure believes in good faith that it is required to make such disclosure pursuant to any laws or regulations applicable to it.

10.4	Assignment; Parties in Interest.

10.4(a)    Assignment.  The rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

10.4(b)    Parties in Interest.  Subject to Section 10.4(a), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

10.5	Equitable Relief.

Each party shall be entitled to seek equitable relief to obtain a halt to a breach or to prevent a threatened breach by the other party of any material obligations of such other party under this Agreement or to obtain specific performance of any such obligations. Without limiting the generality of the foregoing, each of the parties agrees that any breach by the Company of any noncompetition obligation imposed by Section 6.1 hereof, or any breach by Company of its obligations imposed by Section 6.2 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 10.5 shall not be construed to limit either party’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

10.6	Law Governing Agreement.

10.6(a)    This Agreement shall be construed and interpreted according to the internal laws of the state of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 9.1, the parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement shall be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over parties residing and doing business in Santa Clara County, California, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed by registered or certified U.S. mail, return receipt requested and postage prepaid, to a party at the address provided in Section 10.8 shall be deemed properly served and accepted for all purposes.

10.6(b)    Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY LAW EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY LEGAL OR ARBITRATION PROCEEDING THAT MAY BE BROUGHT AS A RESULT OF ANY CLAIM, CONTROVERSY OR DISPUTE BETWEEN THE PARTIES RELATING TO OR ARISING OUT OF THIS AGREEMENT AND EACH PARTY EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING SHALL BE THE JUDGE OR THE ARBITRATOR(S) IN THE CASE OF A PROCEEDING INITIATED PURSUANT TO ARTICLE 9 ABOVE.

10.7	Amendment and Modification.

Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

10.8	Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. Mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

SHURflo Pump Manufacturing Co.
5900 Katella Avenue
Cypress, CA 90630
Attention: Norm Alexander

(with a copy to)

Foley & Lardner
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Joseph Tyson
Facsimile: (414) 297-4900

or to such other person or address as Buyer shall furnish to Company in writing.

(b)	If to Company, to:

The Coast Distribution System
350 Woodview Avenue
Morgan Hill, CA 95037
Attention: Sandra Knell
Facsimile: (408) 782-8601

(with	a copy to)

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention: Ben A. Frydman
Facsimile: (949) 725-4100

or to such other person or address as Company shall furnish to Buyer in writing.

If personally delivered, any such notice, request, demand or other communication shall be deemed delivered upon actual receipt; or, if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); or, if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; or, if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

10.9	Expenses.

Regardless of whether or not the transactions contemplated hereby are consummated:

10.9(a)    Expenses to be Paid by Buyer.  Buyer shall pay, and shall indemnify, defend and hold Company harmless from and against (i) any sales, use, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, as and to the extent provided in Section 6.4 above, and (ii) any interest or penalties related thereto.

10.9(b)    Other.  Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

10.9(c)    Costs of Litigation or Arbitration.  The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 9.4) the prevailing party in any action or proceeding brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys’ fees and prejudgment interest.

10.10	Entire Agreement.

This instrument embodies the entire Agreement between the parties hereto with respect to, and supersedes any other agreements, written or oral, between the parties relating to, the transactions contemplated herein, and there have been and are no agreements, representations or warranties with respect to such transactions between the parties other than those set forth or provided for herein.

10.11	Counterparts.

This Agreement may be executed in one or more counterparts, each of which executed counterparts, and any facsimile copies or photocopies thereof, shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12	Headings and Interpretation.

This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement. Unless otherwise indicated elsewhere in this Agreement, (i) the term “or” shall not be exclusive, (ii) the term “including” shall mean “including, but not limited to” and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder” and other terms similar thereto shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

(Signatures of parties follow on next page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SHURflo Pump Manufacturing Co.

By:	/s/ GREGORY M. KIRSTE

The Coast Distribution System, Inc.

By:	/s/ DENNIS CASTAGNOLA